Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

June 3, 2014

June 2014	Raymond James

Credit Suisse Structured Product Offering List

Please find the indicative terms for our June offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

3 Year S&P 500® Index, Russell 2000® Index U.S. Equity-Linked Autocallable Step-Up Note
If a Trigger Event occurs on any Review Date, the securities will be automatically redeemed and you will be entitled to a cash payment equal to the principal amount of the securities held plus the Automatic Redemption Premium applicable to that Review Date. If a Trigger Event occurs on the first Review Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [7.25-8.00]%*; on the second Review Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [14.50-16.00]%*; on the third Review Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [21.75-24.00]%*. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Trigger Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QN77	Lowest Performing of: S&P 500® and the Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	100% of Initial Level	1.75%			6/20/14	6/27/14	6/30/17

6 Year Dow Jones Industrial AverageSM Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [123%-128%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the Underlying Return. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held multiplied by the sum of one plus the absolute value of the Underlying Return.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QMX1	Dow Jones Industrial AverageSM	Approximately 70% of Initial Level; European Knock-In	[123-128]%	2.50%			6/20/14	6/27/14	6/29/20

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

6 Year EURO STOXX 50® Index Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [135%-140%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the Underlying Return.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QN36	EURO STOXX 50® Index	Approximately 60% of Initial Level; European Knock-In	[135-140]%	2.50%			6/20/14	6/27/14	6/29/20

* The actual coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.